Exhibit 10.1

Bonus Program

A completion bonus, tiered for performance, will be paid on the incremental value received by the company from the sale of the El Capitan Mine Project that is in excess of the market capitalization as of the date the bonus program is adopted.

A formula will be used along the following lines(variables below to be confirmed):

VARIABLES (approximate)

Shares issued and outstanding:	approximately 77 million
CMV	$0.82 per share
Market Capitalization	$63.1 million (non-diluted)

INCREMENTAL VALUE RECEIVED	BONUS POOL CALCULATION
Up to $500 million	1.0% of incremental value
From $500 million up to $ 1 billion	1.5% of incremental value
Above $1 billion	2.0% of incremental value

FOR EXAMPLE:

If the Company’s share of the sale price of the El Capitan Mine Project were to be $1.25 billion, then the bonus pool would be $16.2 million:

Total Incremental Value Received is $1.1869 billion ($1.25- 0.0631= $ 1.1869 billion)

INCREMENTAL VALUE RECEIVED	BONUS POOL CALCULATION
$500 million x 1.0%	$5.0 million
$500 million x 1.5%	$7.5 million
186.9 million x 2.0%	$3.7 million
Total	$16.2 million

Alternatively, if the Company’s share of the sale price of the El Capitan Mine Project were to be $500 million, then the bonus pool would be $ 4.3 million:

Total Incremental Value Received is $436.9 million ($500 - $63.1 million)

INCREMENTAL VALUE RECEIVED	BONUS POOL CALCULATION
$436 million x 1.0%	$4.4 million

Allocation of the bonus pool will be decided by the Board Compensation Committee in consultation with the Board.

Definition of Sale: Closing of the transaction.

Payment of bonus will coincide with and be proportional to receipt of proceeds. For example, if a portion of the payment was to be received over time, the bonus recipients would receive their proportional share if and when the payments are received.

Each participant will be deemed to have earned the bonus in full at the time it is granted.